Exhibit 99.1

FOR IMMEDIATE RELEASE

March 14, 2011

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

720-566-2932

CLOUD PEAK ENERGY INC. ANNOUNCES NEW INDEPENDENT DIRECTOR

JAMES VOORHEES

Gillette, WY, March 14, 2011 — Cloud Peak Energy Inc. (NYSE:CLD), the third-largest U.S. coal producer and the only pure-play Powder River Basin (PRB) coal company, today announced that, effective March 11, 2011, James S. Voorhees has been elected to the Cloud Peak Energy Board of Directors and will also serve as a member of the Nominating and Corporate Governance Committee and the Health, Safety, Environment and Communities Committee of the Board.

Voorhees is a retired mining executive who served as Chief Operating Officer of Glamis Gold Ltd. from 1999 to 2007.  Prior to joining Glamis, Voorhees held senior management positions with Newmont Mining Corporation.  Voorhees also previously worked in various managerial and engineering capacities for Santa Fe Pacific Gold Corporation, Western Mining Corporation and ARCO Coal Company.  Voorhees holds a B.S. degree in Mining Engineering from the University of Nevada and is a registered professional engineer.

Keith Bailey, Chairman of the Board of Cloud Peak Energy, said, “We are very excited to have Jim join our Board.  He has extensive industry experience and a proven record of leadership, and we look forward to his valuable insights and contributions to our company.”

The company also announced that Director C. Kevin McArthur has provided notice to the Board of Directors of Cloud Peak Energy that he will not stand for re-election upon the expiration of his current term at the company’s 2011 annual stockholders meeting.  McArthur joined the Board in January 2010.  McArthur currently serves as president, chief executive officer and a director of Tahoe Resources Inc., a precious metals exploration company listed on the Toronto Stock Exchange (TSX: THO).  McArthur has provided his notice to the Board as described above to allow additional time for his responsibilities with Tahoe Resources.

Bailey said, “I would like to thank Kevin for his many contributions to our company and Board during the past year.  He has played a critical role in helping lead Cloud Peak Energy through a successful first year as a public company.  We wish Kevin the very best in his future endeavors.”

About Cloud Peak Energy™

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is the third largest U.S. coal producer and the only pure-play Powder River Basin (PRB) coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located near Decker, Montana.  With approximately 1,500 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 4 percent of the nation’s electricity.